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                                                                     Exhibit 2.3


                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                              BIG CITY RADIO, INC.,

                           BIG CITY RADIO-CHI, L.L.C.

                                   as Seller,

                                       and

                  SPANISH BROADCASTING SYSTEM OF ILLINOIS, INC.

                                    Purchaser



                          Dated as of December 31, 2002

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                                TABLE OF CONTENTS

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                                                                            Page
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
ARTICLE 1. DEFINITIONS AND REFERENCES ....................................     1
ARTICLE 2. PURCHASE AND SALE .............................................     2
2.1  Purchase and Sale of Assets .........................................     2
     2.1.1    FCC Licenses ...............................................     2
     2.1.2    Owned Transmitter Sites ....................................     2
     2.1.3    Leased Transmitter Sites ...................................     2
     2.1.4    Transmitter Equipment ......................................     2
     2.1.5    Studio Site ................................................     3
     2.1.6    Studio Equipment ...........................................     3
     2.1.7    Certain Intangible Property ................................     3
     2.1.8    Business Records ...........................................     3
2.2  Excluded Assets .....................................................     3
     2.2.1    Cash .......................................................     3
     2.2.2    Receivables ................................................     3
     2.2.3    Deposits and Prepaid Expenses ..............................     4
     2.2.4    Intellectual Property ......................................     4
     2.2.5    Certain Books and Records ..................................     4
     2.2.6    Securities .................................................     4
     2.2.7    Insurance ..................................................     4
     2.2.8    Time Sales Agreements ......................................     4
     2.2.9    Pre-Closing Claims .........................................     4
     2.2.10.  Rights Under this Agreement ................................     4
     2.2.11.  Employee Benefit Plans .....................................     4
     2.2.12.  Name .......................................................     5
     2.2.13.  Other Excluded Assets ......................................     5
2.3  Assumed Contracts ...................................................     5
ARTICLE 3. PURCHASE PRICE; CLOSING .......................................     5
3.1  Purchase Price ......................................................     5
3.2  Time of Closing .....................................................     5
3.3  Closing Procedures ..................................................     6
3.4  Allocation of Purchase Price ........................................     6
3.5  Prorations ..........................................................     6
ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLER ......................     7
4.1  Organization; Good Standing .........................................     7
4.2  Due Authorization ...................................................     8
4.3  Execution and Delivery ..............................................     8
4.4  Governmental Approvals ..............................................     8
4.5  Title to Personal Property ..........................................     8
4.6  Transmitter and Studio Sites ........................................     9

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4.7   Tangible Personal Property. ..........................................   9
4.8   FCC Licenses .........................................................   9
4.9   Reports ..............................................................  10
4.10  Taxes ................................................................  10
4.11  Environmental Matters ................................................  10
4.12  Litigation. ..........................................................  11
4.13  Contracts and Agreements                                                11
4.14  Business Records .....................................................  12
4.15  Third Party Consents .................................................  12
4.16  Finders and Brokers ..................................................  12
ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER .....................  12
5.1   Organization and Good Standing .......................................  12
5.2   Due Authorization ....................................................  12
5.3   Execution and Delivery ...............................................  13
5.4   Consents .............................................................  13
5.5   Finders and Brokers ..................................................  13
5.6   Purchaser's Qualification ............................................  13
5.7   Financial Ability ....................................................  14
ARTICLE 6. CERTAIN COVENANTS AND AGREEMENTS ................................  14
6.1   Regulatory Approvals .................................................  14
6.2   Third Party Consents and Notices .....................................  15
6.3   Access to Information ................................................  16
6.4   Confidentiality ......................................................  16
6.5   Public Announcements .................................................  17
6.6   Ordinary Course of Business ..........................................  17
6.7   Control of the Station ...............................................  17
6.8   Risk of Loss .........................................................  17
6.9   Collection of Receivables ............................................  18
6.10  Time Brokerage Agreement .............................................  19
6.11  Cooperation With WXXY Owner ..........................................  19
6.12  Employee Related Matters .............................................  19
ARTICLE 7. CONDITIONS TO PURCHASER'S CLOSING ...............................  19
7.1   Representations and Warranties .......................................  20
7.2   Covenants ............................................................  20
7.3   FCC Order ............................................................  20
7.4   No Orders ............................................................  20
7.5   Third Party Consents .................................................  20
7.6   Closing Deliveries ...................................................  20
ARTICLE 8. CONDITIONS TO SELLER'S CLOSING ..................................  21
8.1   Representations and Warranties .......................................  21
8.2   Covenants ............................................................  21
8.3   FCC Order ............................................................  21
8.4   No Orders ............................................................  21

                                      -ii-

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8.5.    Closing Deliveries .................................................  21
ARTICLE 9. DOCUMENTS TO BE DELIVERED AT CLOSING ............................  22
9.1.    Delivery by Seller .................................................  22
9.2.    Delivery by Purchaser ..............................................  22
ARTICLE 10. TERMINATION ....................................................  22
10.1.   Termination ........................................................  22
10.2.   Effect of Termination ..............................................  23
ARTICLE 11. MISCELLANEOUS PROVISIONS .......................................  23
11.1.   No Survival ........................................................  23
11.2.   Specific Performance ...............................................  24
11.3.   Additional Actions, Documents and Information ......................  24
11.4.   Fees and Expenses ..................................................  24
11.5.   Transfer Taxes .....................................................  24
11.6.   Notices ............................................................  24
11.7.   Waiver .............................................................  26
11.8.   Benefit and Assignment .............................................  26
11.9.   Entire Agreement; Amendment ........................................  26
11.10.  Severability .......................................................  27
11.11.  Headings ...........................................................  27
11.12.  Governing Law; Jurisdiction ........................................  27
11.13.  Signature in Counterparts ..........................................  27

                            ASSET PURCHASE AGREEMENT

           THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of the 31st day of December, 2002, by and among Big City Radio, Inc., a Delaware corporation ("BCR"), BIG CITY RADIO-CHI, L.L.C., a Delaware limited liability company ("BCR License Sub"; BCR together with BCR License Sub, "Seller"), and SPANISH BROADCASTING SYSTEM OF ILLINOIS, INC., a Delaware corporation ("Purchaser").

           WHEREAS, Seller is the licensee of the following radio broadcast stations (collectively the "Stations"): WDEK-FM, licensed to De Kalb, Illinois; WKIE-FM, licensed to Arlington Heights, Illinois; and WKIF-FM, licensed to Kankakee, Illinois;

           WHEREAS, Seller owns the assets which are used in the operation of the Stations;

           WHEREAS, contemporaneously herewith, Seller and Purchaser are executing a time brokerage agreement for the Stations, which shall become effective as of January 6, 2003 (the "Time Brokerage Agreement");

           WHEREAS, Purchaser is a subsidiary of Spanish Broadcasting System, Inc., a Delaware corporation ("Parent");

           WHEREAS, simultaneously with the execution and delivery of this Agreement, as an inducement to the willingness of Seller to enter into this Agreement and the Time Brokerage Agreement and to consummate the transactions contemplated hereby and thereby, Parent has entered into, for Seller's benefit, a Guaranty Agreement (the "Guaranty"); and

           WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain of the radio station properties and assets relating to the Stations as described herein under the terms and conditions herein set forth.

           NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE 1.
                           DEFINITIONS AND REFERENCES

           Capitalized terms used herein without definition shall have the respective meanings assigned thereto in Annex I attached hereto and incorporated herein for

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all purposes of this Agreement (such definitions to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise specified, all references herein to "Articles" or "Sections" are to Articles or Sections of this Agreement. The word "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

                                   ARTICLE 2.
                                PURCHASE AND SALE

2.1.       Purchase and Sale of Assets.

           Subject to the conditions set forth in this Agreement, at the Closing, Seller shall assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all right, title and interest of Seller in and to the following assets relating to the Stations (the "Purchased Assets"), free and clear of all Liens (other than Permitted Liens):

           2.1.1.     FCC Licenses.

                      All licenses, construction permits or authorizations issued by or pending before the FCC for use in the operation of the Stations that are set forth on Schedule 2.1.1 attached hereto, together with any and all renewals, extensions and modifications thereof (the "FCC Licenses").

           2.1.2.     Owned Transmitter Sites.

                      The real property owned by Seller at the sites described on Schedule 2.1.2 hereto (the "Owned Transmitter Sites").

           2.1.3.     Leased Transmitter Sites.

                      The leasehold interests of Seller at each of the sites described on Schedule 2.1.3 hereto (the "Leased Transmitter Sites" and together with the Owned Transmitter Sites, the "Transmitter Sites").

           2.1.4.     Transmitter Equipment.

                      The broadcast towers, antennas, main and back-up transmitters and generators, STLs and other tangible personal property owned by Seller and located, or otherwise held for use, at the Transmitter Sites that are set forth on Schedule 4.7, together with replacements thereof and additions thereto made between the date hereof and the Closing.

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           2.1.5.     Studio Site.

                      The leasehold interest of Seller at the site described on
Schedule 2.1.5 hereto (the "Studio Site").

           2.1.6.     Studio Equipment.

                      All studio equipment, production and imaging equipment, office equipment, furniture, vehicles and other items of tangible personal property owned by Seller and used, or held for use, in the operation of the Stations that are set forth on Schedule 4.7 attached hereto, together with replacements thereof and additions thereto made between the date hereof and the Closing.

           2.1.7.     Certain Intangible Property.

                      The call letters, Marti frequencies, trade names and internet domain names of the Stations.

           2.1.8.     Business Records.

                      Unless as may be otherwise required by law, the books and records related to the Purchased Assets, such as property tax records, logs, all materials maintained in the FCC public file relating to the Stations, technical data, political advertising records and all other records, correspondence with and documents pertaining to governmental authorities and similar third parties (the "Business Records").

2.2.       Excluded Assets.

           Notwithstanding the terms of Section 2.1, Seller shall not assign, transfer, convey or deliver to Purchaser, and Purchaser shall not purchase and accept, and the Purchased Assets shall not include, any of Seller's right, title and interest in and to any of the following assets (the "Excluded Assets"):

           2.2.1.     Cash.

                      All cash and cash equivalents of Seller or the Stations on hand on the day immediately preceding the Closing Date.

           2.2.2.     Receivables.

                      Any accounts receivable, notes receivable or other receivables of Seller (including Tax refunds).

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            2.2.3.    Deposits and Prepaid Expenses.

                      All deposits and prepaid expenses of the Stations.

            2.2.4.    Intellectual Property.

                      Except as specifically set forth in Section 2.1 above, all intellectual property of Seller related to the operation of the Stations, including promotional materials, tapes, record libraries and similar items of intellectual property.

            2.2.5.    Certain Books and Records.

                      Seller's corporate seal, minute books, charter documents, corporate stock record books and other books and records that pertain to the organization of Seller.

            2.2.6.    Securities.

                      All securities of any kind owned by Seller.

            2.2.7.    Insurance.

                      All insurance contracts or proceeds thereof.

            2.2.8.    Time Sales Agreements.

                      All time sales agreements or barter rights of the Stations.

            2.2.9.    Pre-Closing Claims.

                      All claims arising out of acts occurring prior to the Closing Date, or claims that relate to the period prior to the Closing Date.

            2.2.10.   Rights Under this Agreement.

                      All of the rights of Seller under or pursuant to this Agreement or any other rights in favor of Seller pursuant to the other agreements contemplated hereby or thereby.

            2.2.11.   Employee Benefit Plans.

                      All pension, profit sharing, retirement, bonus, medical, dental, life, accident insurance, disability, executive or deferred compensation, and other similar fringe or employee benefit plans.

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           2.2.12.    Name.

                      All rights to the name "Big City" and "Big City Radio" and any logo or variation thereof and the goodwill associated therewith.


           2.2.13.    Other Excluded Assets.

                      Any other assets of Seller not specifically identified in
Section 2.1 of this Agreement.

2.3.       Assumed Contracts.

           At the Closing, Purchaser shall assume the obligations of Seller for periods on and after the Closing Date under the agreements set forth on Schedule
2.3 hereof (the "Assumed Contracts"), and Purchaser agrees to pay and perform the Assumed Contracts from and after the Closing Date. Except as specifically set forth in the preceding sentence, Purchaser does not assume and shall in no event be liable for any Liability of the Stations or Seller, including any Liabilities with respect to any employees of Seller.

                                   ARTICLE 3.
                             PURCHASE PRICE; CLOSING

3.1.       Purchase Price.

           The purchase price for the Purchased Assets shall be Twenty-Two Million Dollars ($22,000,000) (the "Purchase Price"). Purchaser shall pay the Purchase Price in cash to Seller at Closing by wire transfer of immediately available funds to an account or accounts identified by Seller in writing prior to Closing.

3.2.       Time of Closing.

           The closing for the sale and purchase of the Purchased Assets (the "Closing") shall be held at the offices of Kaye Scholer LLP, 425 Park Avenue New York, New York 10022 (or such other place as may be agreed upon by the parties in writing). Subject to the satisfaction of the conditions precedent set forth in Article 7 and Article 8 of this Agreement, the Closing shall occur on such date (the "Closing Date") that is the fifth (5th) Business Day after the date on which the FCC Order shall have been granted. The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date.

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3.3.       Closing Procedures.

           At the Closing, Seller shall deliver to Purchaser special warranty deeds with respect to the Owned Transmitter Sites in a form reasonably acceptable to both Seller and Purchaser, and such bills of sale, instruments of assignment, transfer and conveyance and similar documents as Purchaser shall reasonably request. Against such delivery, Purchaser shall (a) pay the Purchase Price to Seller in accordance with Section 3.1 above and (b) execute and deliver an assumption agreement with respect to the Assumed Contracts in a form reasonably acceptable to both Seller and Purchaser. Each party will cause to be prepared, executed and delivered all other documents required to be delivered by such party pursuant to this Agreement and all other appropriate and customary documents as another party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

3.4.       Allocation of Purchase Price.

           3.4.1. Seller and Purchaser each represent, warrant, covenant, and agree with each other that the Purchase Price shall be allocated among the classes of Purchased Assets for each Station for all purposes (including financial, accounting and Tax purposes), as agreed by the parties within sixty
(60) days after the date hereof. If Seller and Purchaser are unable to agree on such allocation within sixty (60) days following execution of this Agreement, Seller and Purchaser agree to retain a nationally recognized appraisal firm experienced in valuing radio broadcast properties which is mutually acceptable to Seller and Purchaser (the "Appraisal Firm") to appraise the classes of Purchased Assets of each Station. The Appraisal Firm shall be instructed to perform an appraisal of the classes of Purchased Assets of each Station and to deliver a report to Seller and Purchaser as soon as reasonably practicable. Purchaser shall pay the fees, costs and expenses of the Appraisal Firm whether or not the transactions contemplated hereby are consummated.

           3.4.2. Seller and Purchaser agree, pursuant to Section 1060 of the Code, that the Purchase Price shall be allocated in accordance with this Section 3.4, and that all Tax returns and reports shall be filed consistent with such allocation. Notwithstanding any other provision of this Agreement, the provisions of this Section 3.4 shall survive the Closing Date without limitation.

3.5.       Prorations.

           3.5.1. Subject to the terms and conditions of the Time Brokerage Agreement, all items of income and expense arising from the operation of the Stations with respect to the Purchased Assets and the Assumed Contracts on or before the close of business on the Closing Date shall be for the account of Seller and thereafter shall be for the account of Purchaser. Proration of the items described below between Seller and Purchaser shall be effective as of 11:59 p.m., local time, on such date and shall occur as follows with respect to those rights, liabilities and obligations of Seller transferred to and assumed by Purchaser hereunder.

           3.5.2. Subject to the terms and conditions of the Time Brokerage Agreement, liability for state and local Taxes assessed on the Purchased Assets payable with respect to the tax year in which the Closing Date falls and the annual FCC regulatory fees for the Stations payable with respect to the year in which the Closing Date falls shall each be prorated as between Seller and Purchaser on the basis of the number of days of the Tax year elapsed to and including the Closing Date.

           3.5.3. Prepaid items, deposits, credits and accruals such as water, electricity, telephone, other utility and service charges, lease expenses, license fees (if any) and payments under any contracts or utility services to be assumed by Purchaser shall be prorated between Seller and Purchaser on the basis of the period of time to which such liabilities, prepaid items and accruals apply.

           3.5.4. All prorations shall be made and paid insofar as feasible on the Closing Date; any prorations not made on such date shall be made as soon as practicable (not to exceed ninety (90) days) thereafter. Seller and Purchaser agree to assume, pay and perform all costs, liabilities and expenses allocated to each of them pursuant to this Section 3.5.

                                   ARTICLE 4.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

           Seller hereby represents and warrants to Purchaser as follows:

4.1.       Organization; Good Standing.

           BCR License Sub is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. BCR is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite power and authority to own and lease its properties and carry on its business as currently conducted.

4.2.       Due Authorization.

           Subject to the FCC Order and any requisite approval of BCR's stockholders, Seller has full power and authority to enter into and perform this Agreement and the Time Brokerage Agreement and to carry out the transactions contemplated hereby and thereby. Subject to obtaining any requisite approval of BCR's stockholders, Seller has taken all necessary action to approve the execution and delivery of this Agreement and the Time Brokerage Agreement and the transactions contemplated hereby and thereby. This Agreement and the Time Brokerage Agreement each constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally.

4.3.       Execution and Delivery.

           Neither the execution and delivery by Seller of this Agreement or the Time Brokerage Agreement nor the consummation by Seller of the transactions contemplated hereby or thereby will: (a) conflict with or result in a breach of any provisions of Seller's organizational documents, (b) subject to the FCC Order, violate any Law or Order of any court or Governmental Authority; or (c) except as set forth on Schedule 4.3 hereto, violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under), or result in the creation of any Lien on any of the Purchased Assets pursuant to, any material agreement, indenture, mortgage or other instrument to which Seller is a party or by which it or its assets may be bound or affected.

4.4.       Governmental Approvals.

           No approval, authorization, consent, order or other action of, or filing with, any court or Governmental Authority is required in connection with the execution and delivery by Seller of this Agreement or the Time Brokerage Agreement or the consummation of the transactions contemplated hereby or thereby, other than those of the FCC.

4.5.       Title to Personal Property.

           Except for leased property, Seller is the sole and exclusive legal owner of all right, title and interest in, and has good and marketable title to, all of the Purchased Assets constituting personal property, free and clear of all Liens except (a) Permitted Liens (b) Liens which will be released on or prior to the Closing, or (c) the Assumed Contracts.

4.6.       Transmitter and Studio Sites.

           4.6.1. Seller has good and marketable title to the Owned Transmitter Sites, free and clear of all Liens, except for Permitted Liens.

           4.6.2. Seller has valid, binding and enforceable leasehold interests, which are free and clear of all Liens except for Permitted Liens, in and to the Leased Transmitter Sites and Studio Site.

           4.6.3. Seller has not received any notice of, and has no knowledge of, any material violation of any zoning, building, health, fire, water use or similar Law in connection with the Transmitter Sites or Studio Site. To the knowledge of Seller, no fact or condition exists which would result in the termination or impairment of access of the Stations to the Transmitter Sites or the Studio Site or discontinuation of necessary sewer, water, electrical, gas, telephone or other utilities or services.

4.7.       Tangible Personal Property.

           Schedule 4.7 sets forth a list, complete and accurate in all material respects, of the Purchased Assets which consist of tangible personal property. All of such tangible personal property, viewed as a whole and not on an asset by asset basis, are in good condition and working order, ordinary wear and tear excepted, and are suitable for the uses for which intended, free from any known defects except such minor defects that do not interfere with the continued present use thereof by Seller.

4.8.       FCC Licenses.

           Schedule 2.1.1 lists and accurately describes all of the FCC Licenses necessary for the lawful ownership and operation of the Stations and the conduct of their businesses, except where the failure to hold any such FCC License would not have a Material Adverse Effect. Seller has furnished to Purchaser true and accurate copies of all of the FCC Licenses. Each such FCC License is in full force and effect and is valid under applicable Laws; the Stations are being operated in compliance in all material respects with the Communications Act, and all rules, regulations and policies of the FCC; and to the knowledge of Seller, no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) is reasonably likely to result in the revocation or termination of any FCC License or the imposition of any restriction of such a nature as would have a Material Adverse Effect, except for proceedings of a legislative or rule-making nature intended to affect the broadcasting industry generally. The Stations, each of their physical facilities, electrical and mechanical systems and transmitting and studio equipment are being operated in all material respects in accordance with the specifications of the FCC Licenses. The FCC Licenses are unimpaired by any act or omission of Seller or any of Seller's officers, directors or employees and, Seller has fulfilled and performed all of Sellers obligations with respect to the FCC Licenses and has full power and authority thereunder. No application, action or proceeding is pending for the renewal or modification of any of the FCC Licenses. No event has occurred which, individually or in the aggregate, and with or without the giving of notice or the lapse of time or both, would constitute grounds for revocation or non-renewal thereof.

4.9.       Reports.

           Seller has duly filed all reports required to be filed by any Law or Order of any court or Governmental Authority and has made payment of all charges and other payments, if any, shown by such reports to be due and payable. All reports required to be filed by Seller with the FCC with respect to the Stations have been filed. Such reports and disclosures are complete and accurate in all material respects.

4.10.      Taxes.

           All Tax reports and returns required to be filed by or relating to the Purchased Assets have been filed with the appropriate Governmental Authority, and there have been paid all Taxes, penalties, interest, deficiencies, assessments or other charges due with respect to such Taxes, as reflected on the filed returns or claimed to be due by such federal, state or local taxing authorities (other than Taxes, deficiencies, assessments or claims which are being contested in good faith and which in the aggregate are not material). Seller has not received any written notice of any examinations or audits pending or unresolved examinations or audit issues with respect to Seller's federal, state or local Tax returns that could adversely affect the Purchased Assets. All additional Taxes, if any, assessed as a result of such examinations or audits have been paid, and to Seller's knowledge, there are no pending claims or proceedings relating to, or asserted for, Taxes, penalties, interest, deficiencies or assessments against the Purchased Assets.

4.11.      Environmental Matters.

           4.11.1. Except as set forth in Schedule 4.11, with respect to the Purchased Assets, Seller is in material compliance with all Environmental Laws.

           4.11.2. To Seller's knowledge, except as set forth in Schedule 4.11, no condition exists at the Transmitter Sites or Studio Site that is reasonably likely to result in a claim under Environmental Laws, which would have a Material Adverse Effect.

           4.11.3. Except as set forth in Schedule 4.11, and except as would not reasonably be expected to have a Material Adverse Effect, there are no pending or, to the knowledge of Seller, threatened actions, suits, claims, or other legal proceedings based on (and Seller has not received any written notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Authority arising out of or attributable to): (a) the current or past presence at any part of the Transmitter Sites or Studio Site of Hazardous Materials; (b) the current or past release or threatened release into the environment from the Transmitter Sites or Studio Site (including into any storm drain, sewer, septic system or publicly owned treatment works) of any Hazardous Materials; (c) the off-site disposal of Hazardous Materials originating on or from the Transmitter Sites or Studio Site or the businesses or Purchased Assets of Seller; (d) any violation of Environmental Laws at any part of the Transmitter Sites or Studio Site (i) arising from Seller's activities involving Hazardous Materials, or (ii) to Seller's knowledge, from the activities of any other Person involving Hazardous Materials.

           4.11.4. Except as set forth in Schedule 4.11, and except as would not reasonably be expected to have a Material Adverse Effect, Seller has been duly issued all permits, licenses, certificates and approvals required under any Environmental Law to operate the Purchased Assets as they are currently operated.

           4.11.5. Seller has made available to Purchaser all environmental assessments, reports, audits and other documents in its possession or under its control that relate to the Transmitter Sites or Seller's compliance with Environmental Laws with respect to the Purchased Assets.

           4.11.6. Notwithstanding any other provision of this Agreement, this
Section 4.11 sets forth Seller's exclusive representations and warranties with respect to the environmental condition of the Purchased Assets, Seller's compliance with Environmental Laws, Hazardous Materials, Environmental Laws or other environmental matters.

4.12.      Litigation.

           There is no Order of any court or Governmental Authority and no action, suit, proceeding or investigation, judicial, administrative or otherwise that is pending or, to Seller's knowledge, threatened against or affecting the Stations.

4.13.      Contracts and Agreements.

           Seller is not in default in any material respect under any of the Assumed Contracts, and, as of the Closing Date, Seller will have paid all sums and performed in all material respects all obligations under the Assumed Contracts which are required to be paid or performed prior to the Closing Date.

4.14.      Business Records.

           Seller has, and after the Closing, Purchaser will have, the right to use the Business Records included in the Purchased Assets, free and clear of any royalty or other payment obligations.

4.15.      Third Party Consents.

           Except as set forth in Section 4.4, the only consents from any Person which are required to be obtained by Seller in connection with the execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby are set forth on Schedule 4.15 (the "Third Party Consents").

4.16.      Finders and Brokers.

           Except for Jorgenson Broadcast Brokerage, the fees and expenses of which shall be borne solely by Seller, no person has as a result of any agreement entered into by Seller any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

                                   ARTICLE 5.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

           Purchaser hereby represents and warrants to Seller as follows:

5.1.       Organization and Good Standing.

           Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own and lease its properties and carry on its business as currently conducted.

5.2.       Due Authorization.

           Subject to the FCC Order, Purchaser has full power and authority to enter into this Agreement and the Time Brokerage Agreement and to carry out Purchaser's obligations hereunder and thereunder. The execution and delivery of this Agreement and the Time Brokerage Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement and the Time Brokerage Agreement have been duly executed and delivered by Purchaser and each constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or general equitable principles.

5.3.       Execution and Delivery.

           Neither the execution and delivery by Purchaser of this Agreement or the Time Brokerage Agreement nor the consummation of the transactions contemplated hereby or thereby will: (a) conflict with or result in a breach of the certificate of incorporation or bylaws of Purchaser; (b) subject to the FCC Order, violate any Law or Order of any court or Governmental Authority; or (c) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any material agreement, indenture, mortgage, or other instrument to which Purchaser is a party or by which it is bound or affected.

5.4.       Consents.

           No approval, authorization, consent, order or other action of, or filing with, any court or Governmental Authority is required in connection with the execution and delivery by Purchaser of this Agreement or the Time Brokerage Agreement or the consummation of the transactions contemplated hereby or thereby, other than those of the FCC. No approval, authorization or consent of any other Person is required in connection with the execution and delivery by Purchaser of this Agreement and the Time Brokerage Agreement and the consummation of the transactions contemplated hereby or thereby, except as may have been previously obtained by Purchaser.

5.5.       Finders and Brokers.

           No person has as a result of any agreement entered into by Purchaser any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

5.6.       Purchaser's Qualification.

           5.6.1. Purchaser is legally, financially and otherwise qualified to be the assignee of the FCC Licenses, and no waivers shall be required by the FCC for the consummation of the transactions contemplated hereby or the grant of the FCC Order. To Purchaser's knowledge, there are no facts or proceedings which would reasonably be expected (a) to disqualify Purchaser under the Communications Act or otherwise from holding the FCC Licenses, (b) to cause the FCC to flag the FCC Application and/or initiate a review of the potential effects on competition and/or diversity of the transaction, or (c) to cause the FCC not to approve the assignment of the FCC Licenses to Purchaser.

           5.6.2. To the knowledge of Purchaser, Purchaser or any Affiliate of Purchaser shall not be required to sell, dispose of or surrender any FCC license held by Purchaser or any such Affiliate with respect to any broadcast properties, or any other properties or businesses of Purchaser or such Affiliate, as may be required under the Communications Act or the antitrust laws in order to consummate the sale and purchase of the Purchased Assets contemplated by this Agreement.

5.7.       Financial Ability.

           Purchaser has, and on the Closing Date will have, cash available that is sufficient to enable Purchaser to consummate the transactions contemplated by this Agreement.

                                   ARTICLE 6.
                        CERTAIN COVENANTS AND AGREEMENTS

6.1.       Regulatory Approvals.

           6.1.1. No later than three (3) Business Days after the date hereof, Seller and Purchaser shall jointly cause to be filed by Seller's FCC counsel one or more applications with the FCC requesting its consent to the assignment of the FCC Licenses from BCR License Sub to Purchaser, which applications are attached hereto at Exhibit A (the "FCC Application"). Each party shall pay its own expenses in connection with the preparation and prosecution of the FCC Application and shall share equally any filing fees associated with the FCC Application.

           6.1.2. Upon the terms and subject to the conditions set forth in this Agreement, Seller and Purchaser shall each use their respective commercially reasonable efforts to promptly (a) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (b) obtain from any Governmental Authority or other Person any actions, non-actions, clearances, waivers, consents, approvals, permits or Orders required to be obtained by Seller, Purchaser or any of their respective Affiliates in connection with the authorization, execution, delivery and performance of this Agreement, the consummation of the other transactions contemplated hereby and thereby and the assignment of the FCC Licenses from BCR License Sub to Purchaser; (c) furnish all information required for any application or other filing to be made pursuant to any applicable Law or any applicable regulations of any Governmental Authority in connection with the transactions contemplated by this Agreement, including filings in connection with the FCC Application, and to supply promptly any additional information and documentary material that may be requested in connection with such filings or applications; (d) avoid the entry of, or have vacated or terminated, any Order that would restrain, prevent or delay the Closing or the FCC Order, including defending against and opposing any lawsuits or other proceedings (including any FCC reconsideration or review), whether judicial or administrative, reviewing or challenging this Agreement, the consummation of the other transactions contemplated hereby and thereby or the assignment of the FCC Licenses from BCR License Sub to Purchaser; and (e) execute and deliver any additional instruments necessary to assign the FCC Licenses from BCR License Sub to Purchaser or to consummate any other transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the assignment of the FCC Licenses from BCR License Sub to Purchaser or the consummation of the other transactions contemplated hereby at the behest of any Governmental Authority or other Person without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

           6.1.3. Notwithstanding anything in this Agreement to the contrary, if the Closing occurs before the FCC Order becomes a Final Order, the terms of
Section 6.1.2 shall survive the Closing until the FCC Order becomes a Final Order; provided, however, that such terms shall only survive as applied to actions relating to the obtaining of the FCC Order and such FCC Order becoming a Final Order. No assignment of the FCC Licenses shall occur prior to obtaining the FCC Order.

6.2.       Third Party Consents and Notices.

           6.2.1. As promptly as practicable after the date of this Agreement, Seller will use its commercially reasonable efforts to obtain all Third Party Consents and landlord estoppel letters with respect to the Leased Transmitter Sites and Studio Site, in forms reasonably acceptable to both Seller and Purchaser. All Third Party Consents shall be in form reasonably satisfactory to Purchaser, and none shall provide for any increase in cost or other change in terms and conditions after the Closing which would be materially adverse to Purchaser.

           6.2.2. If any Third Party Consent has not been obtained prior to Closing, and prior to Closing an Alternative Arrangement has been obtained with respect to the Assumed Contract to which such Third Party Consent pertains (in each case, a "Deferred Contract"), then Seller shall retain, until such time as such Third Party Consent shall have been obtained by Seller, all rights to and liabilities under the Deferred Contract. Until the assignment of the Deferred Contract, (a) Seller shall continue to use commercially reasonable efforts and Purchaser shall cooperate with Seller to obtain all required consents or approvals to remove any other impediments to such assignment, and (b) Seller shall cooperate with Purchaser (and Purchaser shall cooperate with Seller) in any lawful arrangement to provide (to the extent permitted without breach of such Deferred Contract) that Purchaser shall receive the benefits of such Deferred Contract after the Closing Date to the same extent, and without any additional cost or expense to Purchaser, as if such Deferred Contract had been assigned to Purchaser (such arrangement, an "Alternative Arrangement"). To the extent that Purchaser receives such benefits, Purchaser shall assume Seller's Liabilities thereunder arising on or after the Closing Date with respect to such Alternative Arrangement and Purchaser shall perform any such obligations of Seller arising under such Alternative Arrangement. If, subsequent to the Closing, Seller shall obtain all required consents or approvals required to assign any Deferred Contract, the Deferred Contract for which consent or approval to assign has been obtained shall at that time be deemed to be conveyed, granted, bargained, sold, transferred, setover, assigned, released, delivered and confirmed to Purchaser and assumed by Purchaser, without need of further action by Seller or of further documentation except for notice from Seller to Purchaser that such consent or approval has been obtained; and from and after the effective date such Deferred Contract is assigned to Purchaser, (i) no party shall have any further liability under the Alternative Arrangement related thereto, and (ii) the Deferred Contract shall be deemed to be an Assumed Contract.

     6.2.3. Prior to Closing, Seller shall provide written notice to third parties which have entered into material contracts with any of the Stations (other than the Assumed Contracts) regarding (a) the existence of this Agreement and the transactions contemplated hereby and (b) that Purchaser is not assuming any obligations of Seller or the Stations in respect of the contracts with such third parties. Seller shall promptly provide copies of these written notices to Purchaser.

6.3. Access to Information.

     From the date hereof until the Closing (upon reasonable notice to Seller), during normal business hours, Seller shall, and shall cause its officers, directors, employees, auditors and agents to, (a) afford the officers, employees and authorized agents and representatives of Purchaser reasonable access to the offices, properties, books and records of Seller to the extent related to the Purchased Assets, and (b) furnish to the officers, employees and authorized agents and representatives of Purchaser such additional information regarding the Purchased Assets as Purchaser may from time to time reasonably request in order to assist Purchaser in fulfilling its obligations under this Agreement and to facilitate the consummation of the transactions contemplated hereby; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of Seller or any Station.

6.4. Confidentiality.

     The terms of the confidentiality agreement dated as of December 19, 2002 (the "Confidentiality Agreement") between Seller and Purchaser are hereby incorporated herein by reference and shall continue in full force and effect until the

Closing, at which time such Confidentiality Agreement and the obligations of Purchaser under this Section 6.4 shall terminate; provided, however, that the Confidentiality Agreement shall terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement and the Purchased Assets. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect.

6.5. Public Announcements.

     Seller and Purchaser shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated herein and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior written consent of the other party, issue such press release or make such public statement as may be required by Law or any listing agreement with a national securities exchange to which Seller or Purchaser is a party if it has used all commercially reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

6.6. Ordinary Course of Business.

     Subject to the terms of the Time Brokerage Agreement and the obligations of the parties thereunder, during the period from the date hereof to the Closing Date, unless the prior consent of Purchaser is first obtained, Seller shall cause the Stations to not knowingly take any action which would cause the conditions set forth in Section 7.1 and Section 7.2 not to be satisfied as of the Closing Date.

6.7. Control of the Station.

     Prior to the Closing, Purchaser shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Stations; such operations, including complete control and supervision of all of the Stations programs, employees, and policies, shall be the sole responsibility of Seller until the Closing, except as contemplated by the Time Brokerage Agreement.

6.8. Risk of Loss.

     Seller shall bear the risk of all damage to, loss of or destruction of any of the Purchased Assets between the date of this Agreement and the Closing Date. If any material portion of the Purchased Assets (other than items that are obsolete and not necessary for the continued operations of the Stations) shall suffer any material damage or destruction prior to the Closing Date, Seller shall promptly notify

Purchaser in writing of such damage or destruction, shall promptly take all necessary steps to restore, repair or replace such assets at Seller's sole expense, and shall advise Purchaser in writing of the estimated cost to complete such restoration, repair or replacement and all amounts actually paid as of the date of the estimate. If necessary and provided that Seller is diligently pursuing such restoration, repair or replacement, the Closing Date shall be extended for a period not exceeding ninety (90) days to accomplish such restoration, repair or replacement. If such restoration, repair or replacement is not accomplished prior to the Closing Date, as the same may be extended as provided herein, Purchaser shall have the right, at its option, to proceed with the Closing and receive at the Closing the insurance proceeds or an assignment of the right to receive such insurance proceeds to which Seller otherwise would be entitled, whereupon Seller shall have no further liability to Purchaser for such damage, loss or destruction.

6.9. Collection of Receivables.

     As of January 6, 2003 (the "TBA Date"), Seller shall assign the Accounts Receivables to Purchaser for collection purposes only, and, within five (5) Business Days after the TBA Date, Seller shall furnish to Purchaser a list of the Accounts Receivables by accounts and the amounts then owing. Purchaser agrees that during the term of the Time Brokerage Agreement and for a period of one hundred fifty (150) days following the Closing Date (the "Collection Period"), without any requirement to litigate to collect the Accounts Receivables, to use its commercially reasonable efforts (with at least the care and diligence Purchaser uses to collect its own accounts receivable) to collect for Seller the Accounts Receivables and to remit to Seller on the fifth day following the last day of each month occurring during the Collection Period (or, if any such day is a Saturday, Sunday or holiday, on the next Business Day), collections received by Purchaser with respect to the Accounts Receivables. With each remittance, Purchaser shall furnish a statement of the amounts collected and the Persons from whom such amounts were collected. Purchaser shall not make any referral or compromise of any Accounts Receivables to a collection agency or attorney for collection and shall not compromise for less than full value any Account Receivable without the prior written consent of Seller. Any Account Receivable not collected by Purchaser within the Collection Period shall revert to Seller. Purchaser shall reassign, without recourse to Purchaser, each Account Receivable and deliver to Seller, all records relating thereto on the same day as it remits to Seller the collections received. All payments in respect of the Accounts Receivables received during the Collection Period shall be first applied to the oldest balance then due on the Accounts Receivables unless the account debtor indicates in writing that payment is to be applied otherwise or if the payment refers to a specific invoice or is evidenced by a payment amount that is the exact amount of a later invoice. Purchaser agrees, upon the reasonable request of Seller, to furnish to Seller periodic reports on the status of Seller's Accounts Receivables.

Purchaser shall have no right to set-off any amounts collected for Accounts Receivables for any amounts owed to Purchaser by Seller.

6.10. Time Brokerage Agreement.

      Concurrently with the execution of this Agreement, Seller and Purchaser are executing the Time Brokerage Agreement, whereby Purchaser will have the use of substantially all of the airtime of the Stations. The Time Brokerage Agreement will become effective as of January 6, 2003, and shall remain in effect during the remainder of the term of this Agreement and shall terminate upon termination of this Agreement or consummation of the acquisition of the Purchased Assets by Purchaser hereunder. Notwithstanding anything to the contrary contained in this Agreement or otherwise, Seller shall not be deemed to have breached or failed to comply with any representations, warranties, covenants, or agreements with respect to the Stations or the Purchased Assets if such breach or failure is due or caused by any act, omission or instruction of Purchaser under or in connection with the Time Brokerage Agreement or any activities or transactions by Purchaser in furtherance thereof or in connection therewith or any actions of Seller in accordance with the terms of the Time Brokerage Agreement.

6.11. Cooperation With WXXY Owner.

      For a period of six (6) months after the Closing Date, Purchaser hereby agrees, for the direct benefit of the holder of the FCC license for radio broadcast station WXXY-FM, licensed to Highland Park, Illinois (the "WXXY Owner"), to permit the WXXY Owner to have access to and use of the back-up transmitters and generators located at the Leased Transmitter Site in Arlington Heights, Illinois as necessary in connection with the business and operation of WXXY-FM. Seller and Purchaser shall not amend the provisions of this Section
6.11 without the prior written consent of the WXXY Owner, which consent shall not be unreasonably withheld.

6.12. Employee Related Matters.

      Purchaser and Seller agree that all employees of Seller are the responsibility of Seller and Purchaser shall assume no Liabilities with respect to any employees of Seller.

                                   ARTICLE 7.
                        CONDITIONS TO PURCHASER'S CLOSING

      The obligations of Purchaser to purchase the Purchased Assets and to proceed with the Closing are subject to the satisfaction (or waiver in writing by Purchaser) at or prior to the Closing of each of the following conditions:

7.1. Representations and Warranties.

     The representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement), except in all cases where the failure of any representation or warranty to be true and correct would not have a Material Adverse Effect.

7.2. Covenants.

     Seller shall have performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by Seller at or prior to the Closing.

7.3. FCC Order.

     The FCC Order shall be in full force and effect (it being understood that Purchaser's obligations to consummate the transactions contemplated by this Agreement shall not be subject to the condition that the FCC Order be a Final Order).

7.4. No Orders.

     No Order or temporary, preliminary or permanent injunction or restraining order shall have been entered by any Governmental Authority which expressly prohibits or materially restrains the transactions contemplated by this Agreement.

7.5. Third Party Consents.

     The Third Party Consents set forth on Schedule 7.5 shall have been obtained without the imposition of any conditions materially adverse to Purchaser; provided, that if an Alternative Arrangement has been entered into in lieu of the receipt of any such Third Party Consent for an Assumed Contract as contemplated by Section 6.2.2, no consents or approvals with respect to such Assumed Contract shall be required to be obtained under this Section 7.5.

7.6. Closing Deliveries.

     Purchaser shall have received each of the documents or items required to be delivered to it pursuant to Section 9.1 hereof.

                                   ARTICLE 8.
                         CONDITIONS TO SELLER'S CLOSING

           The obligations of Seller to sell, transfer, convey and deliver the Purchased Assets and to proceed with the Closing are subject to the satisfaction (or waiver in writing by Seller) at or prior to the Closing of the following conditions:

8.1.       Representations and Warranties.

           The representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement), except in all cases where the failure of any representation or warranty to be true and correct would not prevent Purchaser from consummating this Agreement.

8.2.       Covenants.

           Purchaser shall have performed the covenants and agreements contained in this Agreement that are to be performed by Purchaser as of the Closing, except in all cases where the failure to perform such covenants and agreements would not prevent Purchaser from consummating this Agreement.

8.3.       FCC Order.

           The FCC Order shall be in full force and effect (it being agreed and understood that Seller's obligations to consummate the transactions contemplated by this Agreement shall not be subject to the condition that the FCC Order be a Final Order).

8.4.       No Orders.

           No Order or temporary, preliminary or permanent injunction or restraining order shall have been entered by any Governmental Authority which expressly prohibits or materially restrains the transactions contemplated by this Agreement.

8.5.       Closing Deliveries.

           Seller shall have received each of the documents or items required to be delivered to it pursuant to Section 9.2.

                                   ARTICLE 9.
                      DOCUMENTS TO BE DELIVERED AT CLOSING

9.1.       Delivery by Seller.

           At the Closing, Seller shall deliver to Purchaser the following:

           9.1.1. The deeds, bills of sale, agreements of assignment and similar instruments of transfer to the Purchased Assets contemplated by Section
3.3 hereto.

           9.1.2. A certificate, signed by an executive officer of Seller, as to the fulfillment of the conditions set forth in Section 7.1 and Section 7.2 hereof.

           9.1.3.     The Business Records.

           9.1.4. Any landlord estoppel letters that Seller shall have been able to obtain prior to Closing.

9.2.       Delivery by Purchaser.

           At the Closing, Purchaser shall deliver to Seller the following:

           9.2.1.     The Purchase Price in the amount and manner set forth in
Section 3.1.

           9.2.2. A certificate, signed by an executive officer of Purchaser, as to the fulfillment of the conditions set forth in Section 8.1 and
Section 8.2 hereof.

           9.2.3. An assumption agreement pursuant to which Purchaser shall assume the Assumed Contracts.

                                   ARTICLE 10.
                                   TERMINATION

10.1.      Termination.

           This Agreement may be terminated by the mutual written agreement of Purchaser and Seller, or, if the terminating party is not then in material breach of its obligations hereunder, upon written notice as follows:

           10.1.1. by Purchaser if Seller is in material breach of its obligations hereunder, such that the conditions set forth in Section 7.1 and
Section 7.2 would
not be satisfied as of the Closing, and such breach has not been cured by Seller within thirty (30) days of written notice of such breach (or such longer period of time if the breach cannot be reasonably cured within thirty (30) days and Seller is diligently attempting to cure such breach);

           10.1.2. by Seller if Purchaser is in material breach of its obligations hereunder, such that the conditions set forth in Section 8.1 and
Section 8.2 would not be satisfied as of the Closing, and such breach has not been cured by Purchaser within thirty (30) days of written notice of such breach (or such longer period of time if the breach cannot be reasonably cured within thirty (30) days and Purchaser is diligently attempting to cure such breach);

           10.1.3. by either Purchaser or Seller if the FCC denies the FCC Application in an order that has become a Final Order, or has designated the FCC Application for a hearing; or

           10.1.4. by either Purchaser or Seller if the Closing has not occurred on or before such date which is six (6) months after the date of this Agreement.


10.2.      Effect of Termination.

           In the event of termination of this Agreement pursuant to Section
10.1 above, all rights and obligations of the parties under this Agreement shall terminate without any liability of any party to any other party (except for any liability of any party for any material breach of this Agreement, in which case any non-breaching party shall have all rights and remedies available at law or in equity). Notwithstanding anything to the contrary contained herein, the provisions of Sections 6.4 and 11.4 shall expressly survive the termination of this Agreement.

                                   ARTICLE 11.
                            MISCELLANEOUS PROVISIONS

11.1.      No Survival.

           The representations and warranties in this Agreement shall terminate at, and will have no further force and effect after, the Closing. No covenants or agreements of the parties contained in this Agreement shall survive the Closing, except that covenants that contemplate or may involve actions to be taken or obligations in effect after the Closing shall survive in accordance with their terms.

11.2.      Specific Performance.

           Seller acknowledges that the Purchased Assets and the transactions contemplated hereby are unique, that a failure by Seller to complete such transactions will cause irreparable injury to Purchaser, and that actual damages for any such failure may be difficult to ascertain and may be inadequate. Consequently, Seller and Purchaser agree that Purchaser shall be entitled, in the event of a default by Seller, to specific performance of any of the provisions of this Agreement in addition to any other legal or equitable remedies to which Purchaser may otherwise be entitled. In the event any action is brought, the prevailing party shall be entitled to recover court costs and reasonable attorneys' fees.

11.3.      Additional Actions, Documents and Information.

           Purchaser agrees that it will, at any time, prior to, at or after the Closing Date, take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments and obtain such consents, as may be reasonably requested by Seller in connection with the consummation of the transactions contemplated by this Agreement. Seller agrees that it will, at any time, prior to, at or after the Closing Date, take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments and obtain such consents, as may be reasonably requested by Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

11.4.      Fees and Expenses.

           Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors, and accountants incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee or expense, whether or not the Closing shall have occurred.

11.5.      Transfer Taxes.

           All sales, use, transfer, filing, recordation, registration and similar Taxes and fees arising from or associated with the transactions contemplated hereunder, shall be borne by the party obligated to pay the same under applicable Law. Purchaser or Seller, as required by Law, shall file all necessary documentation with respect to, and make all payments of, such taxes and fees on a timely basis.

11.6.      Notices.

           All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by telegram, telex, or facsimile transmission addressed as follows:

           If to Purchaser:

           Spanish Broadcasting System, Inc.
           2601 South Bayshore Drive, PH II
           Coconut Grove, Florida 33133
           Attention: Raul Alarcon
           Telephone: (305) 441-6901
           Facsimile: (305) 444-2179

           with a copy (which shall not constitute notice) to:

           Kaye Scholer LLP
           425 Park Avenue
           New York, New York  10022
           Attention: William E. Wallace, Jr.
           Telephone: (212) 836-8556
           Facsimile (212) 836-7152

           If to Seller:

           Big City Radio, Inc.
           c/o Metromedia Company
           One Meadowlands Plaza
           East Rutherford, New Jersey  07073-2137
           Attention:  David A. Persing
           Telephone:  (201) 531-8022
           Facsimile:  (201) 531-2803

           with a copy (which shall not constitute notice) to:

           Hogan & Hartson L.L.P.
           8300 Greensboro Drive
           Suite 1100
           McLean, Virginia  22102
           Attention:  Thomas E. Repke
           Telephone:  (703) 610-6138
           Facsimile:  (703) 610-6200
or such other address as the addressee may indicate by written notice to the other parties.

           Each notice, demand, request, or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a telex) the answerback being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

11.7.      Waiver.

           No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

11.8.      Benefit and Assignment.

           11.8.1. No party hereto shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other party hereto.

           11.8.2. Any purported assignment contrary to the terms hereof shall be null, void and of no force and effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder. No Person, other than the parties hereto, and, solely with respect to the provisions of Section 6.11 hereof, the WXXY Owner, is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

11.9.      Entire Agreement; Amendment.

           This Agreement, the Time Brokerage Agreement and the Guaranty, including the Schedules and Exhibits hereto and thereto and the other instruments and documents referred to herein or therein or delivered pursuant hereto or thereto contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior oral or written agreements, commitments or understandings with respect to such matters. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the party or parties against whom enforcement of the amendment, modification or discharge is sought.

11.10.     Severability.

           If any part of any provision of this Agreement or any other contract, agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions of said contract, agreement, document or writing.

11.11.     Headings.

           The headings of the sections and subsections contained in this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.

11.12.     Governing Law; Jurisdiction.

           This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof (other than Section 5-1401 of the New York General Obligations Law). The parties hereto hereby waive personal service of any process in connection with any such action, suit or proceeding and agree that the service thereof may be made by certified or registered mail addressed to or by personal delivery to the other party, at such other party's address set forth pursuant to Section 11.6 hereof. In the alternative, in its discretion, any of the parties hereto may effect service upon any other party in any other form or manner permitted by law.

11.13.     Signature in Counterparts.

           This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

             [The remainder of this page intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first above written.

                               SELLER

                               BIG CITY RADIO, INC.

                               By: /s/ David A. Persing
                               Name: David A. Persing
                               Title: Executive Vice President

                               BIG CITY RADIO-CHI, L.L.C.
                               By: BIG CITY RADIO, INC.,
                                   Its Managing Member

                               By: /s/ David A. Persing
                               Name: David A. Persing
                               Title: Executive Vice President

                               PURCHASER

                               SPANISH BROADCASTING SYSTEM OF ILLINOIS, INC.

                               By: /s/ Raul Alarcon
                               Name: Raul Alarcon
                               Title: President

                                     ANNEX I
                                   DEFINITIONS

         "Accounts Receivables" shall mean all accounts receivable with respect to the Stations as of the end of the broadcast day immediately preceding the TBA Date.

         "Affiliates" of a party shall mean persons or entities that directly, or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, such party.

         "Agreement" shall have the meaning set forth in the Preamble.

         "Alternative Arrangement" shall have the meaning set forth in Section 6.2.2.

         "Appraisal Firm" shall have the meaning set forth in Section 3.4.1.

         "Assumed Contracts" shall have the meaning set forth in Section 2.3.

         "BCR" shall have the meaning set forth in the Preamble.

         "BCR License Sub" shall have the meaning set forth in the Preamble.

         "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

         "Business Records" shall have the meaning set forth in Section 2.1.8.

         "Closing" shall have the meaning set forth in Section 3.2.

         "Closing Date" shall have the meaning set forth in Section 3.2.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

         "Collection Period" shall have the meaning set forth in Section 6.9.

         "Communications Act" shall mean the Communications Act of 1934, as amended.

         "Confidentiality Agreement" shall have the meaning set forth in Section 6.4.

         "Deferred Contract" shall have the meaning set forth in Section 6.2.2.

         "Environmental Laws" shall mean the applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, ("CERCLA"); 42 U.S.C. (S)9601 et seq.; the Toxic Substances Control Act ("TSCA"), 15 U.S.C. (S)2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. (S)5101 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. (S)6901 et seq.; the Clean Water Act ("CWA"), 33 U.S.C. (S)1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. (S)300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. (S)7401 et seq.; or any other applicable federal, state, or local laws relating to Hazardous Materials generation, production, use, storage, treatment, transportation or disposal, or the protection of the environment

         "Excluded Assets" shall have the meaning set forth in Section 2.2.

         "FCC" shall mean the Federal Communications Commission.

         "FCC Application" shall have the meaning set forth in Section 6.1.1.

         "FCC Licenses" shall have the meaning set forth in Section 2.1.1.

         "FCC Order" shall mean that the FCC (including the Media Bureau pursuant to delegated authority) has granted or given its consent, without any condition materially adverse to Purchaser or Seller, to the assignment of the FCC Licenses from Seller to Purchaser.

         "Final Order" shall mean that the FCC Order shall have become final, that is, that the time period for filing any protests or requests or petitions for stay, reconsideration, rehearing, review or appeal by the FCC or a court of competent jurisdiction of such order and the time period for the FCC or its staff to have taken any actions to reconsider or review such order shall have expired, and that no timely protest or request or petition for stay, reconsideration, rehearing, review or appeal by the FCC or a court of competent jurisdiction or action by the FCC or its staff to reconsider or review such order shall be pending.

         "Governmental Authority" shall mean any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other.

         "Guaranty" shall have the meaning set forth in the Recitals.

         "Hazardous Materials" shall mean any wastes, substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants, including substances defined as "hazardous wastes", "hazardous

                                    Annex I-2
substances", "toxic substances", "radioactive materials" or other similar designations in, or otherwise subject to regulation under, any Environmental Laws.

         "Law" shall mean any statute, law, ordinance, rule or regulation.

         "Leased Transmitter Sites" shall have the meaning set forth in Section 2.1.3.

         "Liabilities" shall mean, as to any Person, all debts, adverse claims, liabilities and obligations, direct, indirect, absolute or contingent of such Person, whether accrued, vested or otherwise, whether in contract, tort, strict liability or otherwise and whether or not actually reflected, or required by generally accepted accounting principles to be reflected, in such Person's balance sheets or other books and records.

         "Liens" shall mean, statutory or otherwise, security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, charges or encumbrances of any nature whatsoever.

         "Material Adverse Effect" or "material adverse effect" shall mean a material adverse effect on the Purchased Assets taken as a whole, but shall specifically exclude any material adverse effect caused by (a) factors affecting the radio industry generally or the market in which the Stations operate, (b) general, national, regional or local economic or financial conditions, or (c) new governmental Laws; and provided that none of the following shall be deemed by itself or by themselves, either alone or in combination with one another, to constitute, create or cause a Material Adverse Effect: (i) the failure to achieve any financial or operational targets, projections or milestones set forth in any Seller business plan or budget, or (ii) liquidity or cash flow deficiencies affecting Seller's business, properties, assets, liabilities, financial condition, results of operations, properties or prospects.

         "Order" shall mean any order, writ, injunction, judgment, plan or decree of any Governmental Authority.

         "Owned Transmitter Sites" shall have the meaning set forth in Section 2.1.2.

         "Parent" shall have the meaning set forth in the Recitals.

         "Permitted Liens" shall mean (a) Liens for taxes not yet due and payable; (b) landlord's Liens and Liens for property taxes not delinquent; (c) statutory Liens that were created in the ordinary course of business and which are not delinquent; (d) restrictions or rights granted to Governmental Authorities under applicable Law

                                   Annex I-3
to the extent not arising pursuant to any defaults thereunder; (e) zoning, building, or similar restrictions relating to or affecting property which do not arise in connection with a violation of applicable Law and do not limit the current use of the property in any material respect; (f) Liens on the Transmitter Sites and the Studio Site that do not materially affect the current use and enjoyment thereof in the operation of the Stations or the value of such Transmitter Sites and Studio Site; (g) customary utility and similar easements affecting property; and (h) Liens for which a proration adjustment is made pursuant to Section 3.5 of this Agreement.

         "Person" or "person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Governmental Authority.

         "Purchased Assets" shall have the meaning set forth in Section 2.1.

         "Purchase Price" shall have the meaning set forth in Section 3.1.

         "Purchaser" shall have the meaning set forth in the Preamble.

         "Seller" shall have the meaning set forth in the Preamble.

         "Stations" shall have the meaning set forth in the Recitals.

         "Studio Site" shall have the meaning set forth in Section 2.1.5.

         "Taxes" shall mean all federal, state and local taxes (including income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any Governmental Authorities.

         "TBA Date" shall have the meaning set forth in Section 6.9.

         "Third Party Consents" shall have the meaning set forth in Section
4.15.

         "Time Brokerage Agreement" shall have the meaning set forth in the Recitals.

         "Transmitter Sites" shall have the meaning set forth in Section 2.1.3.

         "WXXY Owner" shall have the meaning set forth in Section 6.11.

                                   Annex I-4

                                    SCHEDULES


Schedule 2.1.1          FCC Licenses

Schedule 2.1.2          Owned Transmitter Sites

Schedule 2.1.3          Leased Transmitter Sites

Schedule 2.1.5          Studio Site

Schedule 2.3            Assumed Contracts

Schedule 4.3            Consents and Approvals

Schedule 4.7            Tangible Personal Property

Schedule 4.11           Environmental Matters

Schedule 4.15           Third Party Consents

Schedule 7.5            Required Third Party Consents for Closing

                                    EXHIBITS


Exhibit A            FCC Application